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                                              Exhibit 15.1


                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Directors
 of Boston Edison Company


     We have reviewed the accompanying consolidated balance sheet of Boston Edison Company (the Company) and subsidiaries as of March 31, 1994 and the related statements of income and cash flows for the three-month periods ended March 31, 1994 and 1993. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.
Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


Boston, Massachusetts                     COOPERS & LYBRAND
April 28, 1994





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